UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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                             NASHUA CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                     [Letterhead of Nashua Corporation]

FOR IMMEDIATE RELEASE
---------------------

                                      Contact: Paul Verbinnen/Judy Brennan
                                               Sard Verbinnen & Co.
                                               212-687-8080


          NASHUA CORPORATION TO ACQUIRE RITTENHOUSE PAPER COMPANY

     BROADENS CUSTOMER BASE AND EXPANDS CORE LABEL AND PAPER BUSINESSES

           ACQUISITION EXPECTED TO BE ACCRETIVE BEGINNING IN 2000
                    ------------------------------------

      NASHUA, N.H., MARCH 22, 2000 -- Nashua Corporation (NYSE: NSH), a leading manufacturer of specialty coated products, labels, toners and developers, with approximately $170 million in annual sales, today announced it has agreed to acquire all of the stock of Rittenhouse Paper Company, a privately held company which manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. Rittenhouse 1999 sales were approximately $140 million.

      The purchase price is $57 million in cash subject to closing adjustments plus up to $6 million of contingent consideration based on certain EBITDA targets for the year 2000. The transaction is expected to be accretive to Nashua's earnings per share for the year 2000 and further accretive to earnings per share in the second year, based on anticipated operational and management synergies.

      Said Gerald Garbacz, Chairman and Chief Executive Officer of Nashua, "This strategic acquisition is another significant step in the continuing revitalization of Nashua. It will improve our distribution, broaden our customer base and fuel top- and bottom-line growth. It leverages Nashua's core competencies in paper and label manufacturing and adds several new products. The combined company will have a stronger and highly focused platform to expand our niche leadership positions and provide customers with unparalleled service."

      Garbacz continued, "We have identified significant immediate operational and cost synergies that we expect will result in the creation of substantial incremental value for our shareholders. Principally, Rittenhouse can readily substitute supplies purchased from third parties with products currently manufactured by Nashua. We can also improve the utilization of existing equipment, with Nashua focusing on higher volume, wider format label production, and Rittenhouse focusing on lower volume, shorter runs. We also expect to achieve meaningful purchasing economies."

      Said Andrew Albert, President and Chief Executive Officer of Rittenhouse and who will become President and Chief Operating Officer of Nashua, "We are extremely pleased to be joining Nashua, a company with a rich tradition of innovation and manufacturing excellence. Together, we will be able to offer customers more products and services, faster product introductions and better customer service. We will also be better positioned as one company to capture market opportunities and deliver value for shareholders."

      The transaction is expected to be completed in April 2000. It is subject to Hart-Scott-Rodino clearance, other customary closing conditions and possible termination if not closed by April 24, 2000 or extended by Rittenhouse. Nashua expects to finance the transaction with internal cash and financing from third-party lenders.

      Integration committees will be formed to coordinate operating activities between the two companies after the closing.

      Nashua was advised in the transaction by Lazard Freres & Co. LLC and Hale & Dorr L.L.P. Rittenhouse was advised by ABN-Amro and Sonnenschien Nath & Rosenthal.

      Rittenhouse manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. In paper, Rittenhouse is primarily a converter of large rolls of paper into products such as cut/roll, bond paper, thermal, point-of-sale, ATM and wide format papers. In labels, it manufactures a wide assortment of pressure-sensitive and entertainment tickets for both commercial and consumer use. In imaging, it manufactures and markets ribbons for use in imaging devices. Rittenhouse, headquartered in Chicago, has manufacturing facilities in Jefferson City, TN, Dekalb, IL, and Los Angeles, CA.

      Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.

AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in Nashua's definitive proxy materials contains a list of the participants in any solicitation that may be represented by this press release and those definitive proxy materials. Copies of the proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number 1-888-238-1257, and from the SEC's web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "will," "expects," "is expected to be," "anticipated," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, failure to complete the Rittenhouse acquisition, the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

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